Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh (425) 453-9400

ESTERLINE CEO NAMED CHAIRMAN OF THE BOARD

Brad Lawrence has been President & CEO of the company since 2009

BELLEVUE, Wash., March 12, 2012 – Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer primarily serving the global aerospace and defense markets, today announced that R. Bradley “Brad” Lawrence has been selected to serve as Chairman of its Board of Directors, effective March 7, 2012. The selection was made at the board meeting in connection with the company’s annual meeting of shareholders on March 7. This change ensures leadership continuity as former Chairman, Robert W. Cremin, prepares for retirement from the Board next spring in accordance with the company’s mandatory retirement policy.

Lawrence has been with Esterline for nearly a decade and was named President and Chief Executive Officer in 2009. Since that time he has been honored as Executive of the Year by the Pacific Northwest Aerospace Alliance and was given the Washington Manufacturing Award for Manufacturing Executive of the Year.

Cremin served as Esterline’s Chairman for 11 years, and led the company as CEO for ten years. He will turn 72 this year, which marks the mandatory retirement age for Esterline board members. Cremin has served more than 30 years as an integral leader of Esterline’s culture, strategy and success.